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                                                                    Exhibit 4.12

                                  AMENDMENT No. 1 TO
                            REGISTRATION RIGHTS AGREEMENT

      THIS AMENDMENT TO REGISTRATION RIGHTS AGREEMENT ("Amendment") dated January 24, 1996 is between FOREST OIL CORPORATION, a New York corporation (the "Company"), and JOINT ENERGY DEVELOPMENT INVESTMENTS LIMITED PARTNERSHIP, a Delaware limited partnership (the "Shareholder").

                                       RECITALS

      WHEREAS, the Company and the Shareholder entered into a Registration Rights Agreement (the "Registration Rights Agreement") dated July 27, 1995 relating to registration rights granted by the Company to the Shareholder in respect of certain Tranche B Warrant Shares.

      WHEREAS, pursuant to the Second Restructure Agreement dated December 29, 1995 between the Company and the Shareholder, the Tranche B Warrants shall, on the closing of the Second Restructure Agreement, be exchanged for 1,680,000 shares of common stock of the Company, par value $.10 per share, together with the associated Rights.

      WHEREAS, the Company and the Shareholder wish to amend the Registration Rights Agreement to take account of the exchange referred to above and to make certain other amendments thereto.

                                      AGREEMENT

      NOW, THEREFORE, for good and valuable consideration the adequacy and sufficiency of which are hereby acknowledged by the parties, it is agreed as follows:

1.    The Registration Rights Agreement shall be amended as follows:

      (a) In the Recitals, the last sentence of Paragraph A shall be deleted and the following substituted therefor: "The 1,680,000 shares of the Common Stock of the Company acquired pursuant to the Second Restructure Agreement are referred to as the "Registrable Shares"."

      (b) In Section 1(a), the phrase "Termination Date (as defined in the JEDI/Anschutz Option)" shall be deleted and the following substituted therefor: "Permitted Transfer Date (as defined in the Shareholders Agreement dated January 24, 1996, between the Company and the Shareholder)".

      (c)   In Section 1(b):

            (i) The following clause shall be inserted at the beginning of the first sentence of Section 1(b): "Subject to the provisions of Section 1(b)(4),";

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            (ii)    The following Section 1(b)(4) shall be inserted:

                    "(4) If prior to the Effective Date 7/98 the Other Shareholder requests inclusion or demands registration of any Other Registrable Shares in an offering pursuant to its rights under the Other Registration Rights Agreement, the Shareholder shall be permitted to include in such offering the same percentage of its Registrable Shares as the percentage of Other Registrable Shares for which such request has been made; provided that the percentage of Other Registrable Shares shall be calculated based on the number of shares of Common Stock of the Company owned by the Other Shareholder, together with shares of Common Stock issuable pursuant to any derivative security owned by the Other Shareholder which is then in effect and convertible into or exchangeable for, or which entitles the Other Shareholder to purchase, Common Stock of the Company. If the managing underwriter of such offering advises the Company in writing that, in its opinion, the number of securities requested to be included in the registration is so great as would adversely affect the offering, including the price as to which the Registrable Shares can be sold, the Company will include in the registration the maximum number of securities which it is so advised can be sold without the adverse effect, allocated in accordance with the priorities set forth in Setion 1(b)(2) or Section 1(b)(3), as the case may be."

2. Except as modified by the terms of this Amendment, the terms of the Registration Rights Agreement shall continue in full force and effect. Any reference in the Registration Rights Agreement to "this Agreement" shall be deemed to include the amendments to the Registration Rights Agreement effected by this Amendment.

3. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all signatures were on the same instrument.

4. This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York.


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      IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the date first written above.


                              JOINT ENERGY DEVELOPMENT INVESTMENTS
                               LIMITED PARTNERSHIP

                              By:  Enron Capital Management Limited
                                    Partnership, its General Partner

                                   By:  Enron Capital Corp., its
                                         General Partner


                                        By: /s/ Clifford P. Hickey
                                           -------------------------------------
                                             Clifford P. Hickey
                                             Vice President



                              FOREST OIL CORPORATION



                              By: /s/ Daniel L. McNamara
                                 -------------------------------------
                              Name:     Daniel L. McNamara
                              Title:    Secretary



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